Prospectus Supplement No. 10	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 4, 2023)	Registration No. 333-266435

FaZe Holdings Inc.

Up to 5,923,333 Shares of Common Stock (for issuance)

Up to 46,980,651 Shares of Common Stock (for resale)

Up to 173,333 Warrants to Purchase Shares of Common Stock (for resale)

This prospectus supplement relates to the prospectus, dated May 4, 2023 (as amended and supplemented, the “Prospectus”), related to the issuance by us of up to 5,923,333 shares of common stock, par value $0.0001 (“Common Stock”), of FaZe Holdings Inc., a Delaware corporation ( “FaZe”), consisting of (i) shares of Common Stock issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus) that were issued upon the separation of the Private Placement Units (as defined in the Prospectus) that were issued in a private placement simultaneous with the IPO (as defined in the Prospectus) and (ii) shares of Common Stock issuable upon the exercise of the Public Warrants (as defined in the Prospectus) that were issued to stockholders as part of the units issued in the IPO. The Prospectus also relates to the resale by certain Selling Holders (as defined in the Prospectus) of: (1) up to 46,980,651 shares of Common Stock, consisting of (i) 24,886,691 shares of Common Stock issued to pre-Business Combination (as defined in the Prospectus) securityholders of Legacy FaZe (as defined in the Prospectus) in connection with the Business Combination, (ii) 520,000 shares of Common Stock issued upon the separation of the Private Placement Units that were issued in a private placement simultaneous with the IPO, (iii) 8,571,060 shares of Common Stock issued in the PIPE Investment (as defined in the Prospectus), (iv) 4,312,500 shares of Common Stock converted from the Founder Shares (as defined in the Prospectus), (v) 8,517,067 shares of Common Stock issuable upon the exercise of those Legacy FaZe Options (as defined in the Prospectus) that converted into FaZe stock options in connection with the Business Combination and (vi) 173,333 shares of Common Stock that may be issued upon exercise of the 173,333 Private Placement Warrants; and (2) up to 173,333 Private Placement Warrants.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FAZE” and “FAZEW,” respectively. On September 8, 2023, the closing price of our Common Stock on Nasdaq was $0.22 per share and the closing price of our Warrants on Nasdaq was $0.02 per Warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus
supplement is September 11, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2023

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 N. Cahuenga Blvd. Los Angeles, CA	90038
(Address of principal executive offices)	(Zip Code)

(818) 688-6373

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Termination of Chief Executive Officer

On September 9, 2023, the Board of Directors (the “Board”) of FaZe Holdings Inc. (the “Company”) took action to terminate Lee Trink from his position as Chief Executive Officer of the Company, effective immediately. In accordance with the Company’s Corporate Governance Guidelines, as a result of this termination, Mr. Trink is required to submit his resignation as a member of the Board.

(c) Appointment of Interim Chief Executive Officer

Concurrently, On September 9, 2023, the Board appointed Christoph Pachler, the current Chief Operating Officer and Chief Financial Officer of the Company, to the role of Interim Chief Executive Officer of the Company. In addition to this new role, Mr. Pachler will retain his existing role as Chief Operating Officer and Chief Financial Officer of the Company. Biographical and other information about Mr. Pachler required by Item 5.02(c) of Form 8-K is included in the Company’s proxy statement on Schedule 14A for its 2023 annual stockholders’ meeting filed with the Securities and Exchange Commission on May 1, 2023.

The appointment of Mr. Pachler to the role of Interim Chief Executive Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Pachler and any director or executive officer of the Company, and there are no transactions between Mr. Pachler and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Any compensation arrangements, or material changes to existing arrangements, entered into with Mr. Pachler in connection with this appointment will be filed in an amendment to this Current Report on Form 8-K within four business days of any such arrangements being finalized.

Item 7.01 Regulation FD Disclosure.

On September 10, 2023, the Company issued a press release announcing executive leadership changes, which press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release of FaZe Holdings Inc. issued September 10, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAZE HOLDINGS INC.

Date: September 11, 2023	By:	/s/ Christoph Pachler
		Name:	Christoph Pachler
		Title:	Interim Chief Executive Officer

Exhibit 99.1

FAZE CLAN ANNOUNCES LEADERSHIP TRANSITION

LOS ANGELES, CA (September 10, 2023) – FaZe Clan Inc. (“FaZe Clan”), the lifestyle and media platform rooted in gaming and youth culture, reported that on September 9, 2023, the Board of Directors (the “Board”) of FaZe Holdings Inc. (the “Company”) took action to terminate Lee Trink from his position as Chief Executive Officer of the Company, effective immediately. In accordance with the Company’s Corporate Governance Guidelines, as a result of this termination, Mr. Trink is required to submit his resignation as a member of the Board.

Concurrently, the Board appointed Christoph Pachler, the current Chief Operating Officer and Chief Financial Officer of the Company, to the role of Interim Chief Executive Officer of the Company. In addition to this new role, Mr. Pachler will retain his existing roles.

ABOUT FAZE HOLDINGS INC.

FaZe Holdings Inc. (Nasdaq: FAZE) (“FaZe Clan”) is one of the most prominent and influential gaming organizations in the world. Created by gamers, for gamers, FaZe began in 2010 by a group of internet kids who turned their passion into a successful career path and formed a die-hard community along the way. Today, FaZe Clan represents a vast roster of creators who aim to inspire the next generation in making their dreams a reality.

FaZe Clan operates across multiple verticals designed to reimagine gaming, sports, culture and entertainment. FaZe has partnered with blue-chip brands such as Porsche, GHOST, DraftKings and McDonald’s, and record-breaking fashion and lifestyle collaborations featuring Nike, Takashi Murakami, Lyrical Lemonade, NFL, Champion and more – all centered around its top-tier talent collective with gaming rooted at the core. Reaching over 500 million followers across social platforms globally, FaZe Clan’s roster consists of world-class gamers, streamers, content creators and esports professionals known for delivering disruptive, original content. Its gaming division houses 10+ competitive esports teams with titles including Call of Duty, Counter-Strike, Halo, FIFA and more. With a combined total of over 40 world championships to date, FaZe has brought home dozens of trophies with historic wins like the 2022 CS:GO PGL Antwerp Major, 2021 Call of Duty League Championship and 2023 CS:GO Intel Grand Slam.

The content of any website referenced or hyperlinked in this communication is neither incorporated into, nor part of, this communication. For more information, visit www.fazeclan.com, investor.fazeclan.com and follow FaZe Clan on Twitter, Instagram, YouTube, TikTok, and Twitch.

FORWARD LOOKING STATEMENTS:

The information in this communication includes “forward-looking statements” pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in this communication, regarding the company’s strategy, future operations and financial performance, market opportunity prospects, plans and objectives of management are forward-looking statements. These forward-looking statements generally are identified by the words “budget,” “could,” “forecast,” “future,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “seek,” “strive,” “would,” “should,” “may,” “believe,” “intend,” “expects,” “will,” “projected,” “continue,” “increase,” and/or similar expressions that concern strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on the management’s belief or interpretation of information currently available.

These forward-looking statements are based on various assumptions, whether or not identified herein, and on the current expectations of management and are not predictions of actual performance. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, whether or not identified in this communication, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many factors could cause actual results and condition (financial or otherwise) to differ materially from those indicated in the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the company. Forward-looking statements speak only as of the date they are made. While FaZe Clan may elect to update these forward-looking statements at some point in the future, FaZe Clan specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing FaZe Clan’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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CONTACTS:

Press: alana.battaglia@fazeclan.com
Investors: IR@fazeclan.com